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                                                                                   EXHIBIT 12.3

                                                                            PARKER-HANNIFIN CORPORATION
                                                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                  (IN THOUSANDS)

                                                               Three months                Fiscal Year Ended June 30,
                                                          Ended September 30,
                                                              1997      1996       1997       1996       1995       1994      1993
                                                         ---------------------  ----------------------------------------------------
EARNINGS
Income from continuing operations
  before income taxes                                     $121,335   $ 79,852   $424,867   $374,479   $348,407   $112,449   $108,066

Add:
  Interest on indebtedness,
    exclusive of interest capitalized
    in accordance with FASB #34 and
    interest on ESOP loan guarantee                         10,363     12,245     46,373     35,665     28,884     34,687     43,055

  Amortization of deferred loan costs                           74         69        286        146        128        297        237

  Portion of rents representative of
    interest factor                                          2,775      2,492     11,102      9,966      8,791      7,157     10,299

  Equity share of losses of companies
    for which debt obligations are
    not guaranteed                                              11        219      1,327        513        392      1,359      1,566

  Amortization of previously
    capitalized interest                                        68         55        220        219        216        217        206
                                                         --------------------  -----------------------------------------------------

                                      Income as adjusted  $134,626   $ 94,932   $484,175   $420,988   $386,818   $156,166   $163,429
                                                         ====================  =====================================================





FIXED CHARGES
-------------

Interest on indebtedness,
  exclusive of interest capitalized
  in accordance with FASB #34 and
  interest on ESOP loan guarantee                         $ 10,363   $ 12,245   $ 46,373   $ 35,665   $ 28,884   $ 34,687   $ 43,055

Capitalized interest                                                       82        272        538        283        298         32

Amortization of deferred loan costs                             74         69        286        146        128        297        237

Portion of rents representative of
 interest factor                                             2,775      2,492     11,102      9,966      8,791      7,157     10,299
                                                         --------------------  -----------------------------------------------------

                                           Fixed charges  $ 13,212   $ 14,888   $ 58,033   $ 46,315   $ 38,086   $ 42,439   $ 53,623
                                                         ====================  =====================================================





RATIO OF EARNINGS TO FIXED CHARGES                          10.19x      6.38x      8.34x      9.09x     10.16x      3.68x      3.05x
----------------------------------



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